EXHIBIT 99.1

THORNBURG MORTGAGE APPOINTS KPMG

AS NEW INDEPENDENT AUDITORS

SANTA FE, N.M., June 19, 2006 — Thornburg Mortgage, Inc. (NYSE: TMA) announced today that the Audit Committee of the company’s Board of Directors has appointed KPMG LLP (“KPMG”) as the company’s new independent auditors and has dismissed PricewaterhouseCoopers LLP (“PWC”), which has served as the company’s independent auditors since 1999. KPMG’s appointment and PWC’s dismissal will become effective upon completion by PWC of its review of Thornburg Mortgage’s financial statements and quarterly report for the quarter ended June 30, 2006. KPMG was approved as Thornburg Mortgage’s new auditors after careful consideration by the Audit Committee.

“We believe KPMG’s experience, proximate resources and specialized capital markets and derivatives capabilities are well suited to the company’s long-term needs and objectives as a growing financial services company,” said Clarence G. Simmons, III, senior executive vice president and chief financial officer of Thornburg Mortgage.

The decision to change auditors was not made as a result of any disagreements between the company and PWC regarding the company’s accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $46.1 billion in high quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s website at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

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Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com